Exhibit 99.1

March 5, 2007

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 868-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

Verizon sells 1.3 Million GCI Class B Common Shares

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) (“GCI”) announced today that John Stanton and Terry Gillespie, two of America’s most respected wireless entrepreneurs, have agreed to purchase approximately 1.3 million GCI Class B Common Shares from Verizon Communications, Inc. in a private transaction. The Class B shares represent a 15.25 percent voting interest in GCI.

“We are pleased to announce this transaction with John Stanton,” said Ron Duncan, GCI president and CEO.” “John has been a good friend for many years and we are pleased that he has acquired such a significant interest in GCI.”

“The Verizon divesture was expected and has no impact on the Company’s business relationship with Verizon. In addition, the two officers and employees of Verizon currently on our board will continue to serve as directors of GCI.”

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.